Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.
                         11900 Biscayne Blvd., Suite 604
                              Miami, Florida 33181
                 Telephone: 305.892.1122 Facsimile: 305.892.0822




March 8, 1999



American Access Technologies, Inc.
238 N. Westmonte Drive
Altamonte Springs, FL  32714


Gentlemen:


I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 588,235 shares of Common Stock. The offering of the shares is to be made pursuant to Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. And upon conversion of outstanding Preferred Stock in accordance with the terms thereof will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                                     Yours very truly,


s/Joel Bernstein
JB:jk